Exhibit 10.11

         Firm Transportation Service Agreement
Rate Schedule FT
between
 Cheyenne Plains Gas Pipeline Company, L.L.C.
and
 OGE Energy Resources, Inc.
Dated: April 14, 2004, amended and restated as of: April 1, 2006

Transportation Service Agreement
Rate Schedule TF-1

        The Parties identified below, in consideration of their mutual promises, agree as follows:

1.
Transporter: CHEYENNE PLAINS GAS PIPELINE COMPANY, L.L.C.

2.
Shipper: OGE ENERGY RESOURCES, INC.

3.
Applicable Tariff: Transporter's FERC Gas Tariff, Original Volume No. 1, as the same may be amended or superseded from time to time ("the Tariff").

4.
Incorporation by Reference: This Agreement in all respects shall be subject to the provisions of Rate Schedule FT and to the applicable provisions of the General Terms and Conditions of the Tariff as filed with, and made effective by, the FERC as same may change from time to time.

5.
Transportation Service: Transportation Service at and between Primary Point(s) of Receipt and Primary Point(s) of Delivery shall be on a firm basis. Receipt and Delivery of quantities at Secondary Receipt Point(s) and/or Secondary Delivery Point(s) shall be in accordance with the Tariff.

6.
Receipt and Delivery Points: Shipper agrees to tender Gas for transportation service and Transporter agrees to accept receipt quantities at the Primary Receipt Point(s) identified in Exhibit "A." Transporter agrees to provide transportation service and deliver gas to Shipper (or for Shipper's account) at the Primary Delivery Point(s) identified in Exhibit "A." Minimum and maximum receipt and delivery pressures, as applicable, are listed on Exhibit "A."

7.
Rates and Surcharges: As set forth in Exhibit "B." Shipper shall pay the applicable maximum tariff rate unless otherwise provided. Transporter and Shipper may mutually agree to a discounted rate pursuant to the rate provisions of Rate Schedule FT and Section 31 of the General Terms and Conditions. Upon mutual agreement, the parties may also enter into a separate letter agreement or an electronic contract specifying any discount applicable to the Agreement.

8.
Negotiated Rate Agreement: Yes     X        No
9. Term of Agreement:	Beginning:	February 1, 2005
	Extending through:	March 31, 2015
10.
Effect on prior Agreement: When this Agreement becomes effective, it shall amend and restate the following agreement between the Parties: The Firm Transportation Service Agreement between Transporter and Shipper dated December 1, 2004, referred to as Transporter's Agreement No. 21004000A.

11.
Maximum Daily Quantity (MDQ):

MDQ (Dth/d) 60,000	Effective 04/01/06 - 03/31/15

12.
Notices, Statements, and Bills:

To Shipper: Invoices for Transportation: OGE Energy Resources, Inc. 515 Central Park Drive, Suite 408 Oklahoma City, Oklahoma 73105 Attention: Gas Accounting
All Notices: OGE Energy Resources, Inc. 515 Central Park Drive, Suite 408 Oklahoma City, Oklahoma 73105 Attention: Vice President
To Transporter: See Payments, Notices, and Contacts sheet in the Tariff.
13.
Changes in Rates and Terms: Transporter shall have the right to propose to the FERC changes in its rates and terms of service, and this Agreement shall be deemed to include any changes which are made effective pursuant to FERC Order or regulation or provisions of law, without prejudice to Shipper's right to protest the same.

14.
Governing Law. Transporter and Shipper expressly agree that the laws of the State of Colorado shall govern the validity, construction, interpretation, and effect of this Agreement and of the applicable Tariff provisions. This Agreement is subject to all applicable rules, regulations, or orders issued by any court or regulatory agency with proper jurisdiction.

15.
Construction of Facilities. The parties recognize that Transporter must construct additional facilities in order to provide transportation service for Shipper under this Agreement. Transporter's obligations under this Agreement are subject to: Shipper providing evidence of creditworthiness in a manner satisfactory to Transporter equal to at least one year of Shipper's reservation and commodity charges under the Agreement (satisfactory evidence of creditworthiness may include a Letter of Credit, a guarantee from a creditworthy party, or a satisfactory review of the financial status of the Shipper by Transporter). The one-year requirement shall remain in effect until Transporter has been reimbursed for the cost of the facilities or this Agreement terminates, whichever occurs sooner.

16.
Sharing of Interruptible and Short Term Firm Transportation Revenue and Authorized Overrun Charges. Under this negotiated rate agreement, Shipper shall receive fifty percent (50%) of a pro rata share of the revenues received by Transporter from Interruptible and Short-Term Firm Transportation Services (net of variable costs and surcharges) until such time as the FERC modifies the treatment of the costs and revenues of such service. In addition, Shipper shall receive fifty percent (50%) of a pro rata share of any Authorized Overrun charges collected by Transporter (net of variable costs and surcharges) until such time as the FERC modifies the treatment of Authorized Overrun Charges. Shipper's pro rata share shall be determined and paid annually and shall be based upon the relationship of the total payments received by Transporter from the Shipper and the total revenues received by the Transporter.

17.
Most-favored Nations Rate Provision. From October 18, 2002 through the term of this Agreement, if a future shipper on an expansion of the Pipeline executes a transportation service agreement for service from the Cheyenne to the Greensburg area for the same length of service or shorter that has a negotiated or discounted rate that is lower on a 100 percent load factor basis than the negotiated rate contained herein, then the rate established in this Agreement shall be reduced to the same level as such other comparable negotiated or discounted rate. Rates for services using capacity release, discounts granted to Secondary Points, or rates resulting from the exercise of a ROFR right will not trigger this most favored nation provision.

18.
Execution of Replacement Agreement. In the event the Pro Forma Transportation Service Agreement approved by the FERC as part of the Tariff of the Cheyenne Plains Pipeline varies in form from this Agreement, the Parties agree to execute a replacement agreement in the form of the pro forma agreement in the Tariff. Any substantive difference between this Agreement and the approved pro forma agreement, which remains in effect at the time the replacement agreement is prepared shall be reflected in the replacement agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Transporter:		Shipper:
CHEYENNE PLAINS GAS PIPELINE COMPANY, L.L.C.		OGE ENERGY RESOURCES, INC.
By:	/s/ Thomas L. Price	By:	/s/ John Green
	Thomas L. Price	Name:	John Green
	Vice President	Title:	Managing Director, Marketing & Trading
Accepted and agreed to this 14th day of March, 2006.		Accepted and agreed to this 20th day of March, 2006.

Exhibit "A"
Firm Transportation Service Agreement
between
Cheyenne Plains Gas Pipeline Company, L.L.C.
and
OGE Energy Resources, Inc.
Dated: April 14, 2004, amended and restated as of: April 1, 2006

1.
Shipper's Maximum Delivery Quantity ("MDQ"): 60,000 Dth per Day

Primary Receipt Point(s) (Note 1)	Effective Dates	Primary Receipt Point(s) Quantity (Dth per Day) (Note 2)	Minimum Pressure (p.s.i.g.)	Maximum Pressure (p.s.i.g.)
Curley	04/01/06 - 03/31/15	15,000	920	1,000
Red Cloud	04/01/06 - 03/31/07	1,700	920	1,000
Thunder Chief	04/01/06 - 03/31/07	43,300	920	1,000
Thunder Chief	04/01/07 - 03/31/15	45,000	920	1,000
Primary Delivery Point(s) (Note 1 & 4)	Effective Dates	Primary Receipt Point(s) Quantity (Dth per Day) (Note 3)	Minimum Pressure (p.s.i.g.)	Maximum Pressure (p.s.i.g.)
Greensburg	04/01/06—03/31/15	50,000	LP	Not to exceed 880
South Rattlesnake Creek	04/01/06—03/31/15	10,000	LP	Not to exceed 880

NOTES:

(1)
Information regarding receipt point(s) and delivery point(s), including legal descriptions, measuring Parties, and interconnecting Parties, shall be posted on Transporter's Electronic Bulletin Board. Transporter shall update such information from time to time to include additions, deletions, or any other revisions deemed appropriate by Transporter.

(2)
Each receipt point quantity may be increased by an amount equal to Transporter's Fuel Reimbursement percentage. Shipper shall be responsible for providing such Fuel Reimbursement at each receipt point on a pro rata basis based on the quantities received on any Day at a receipt point divided by the total quantity delivered at all delivery point(s) under this Transportation Service Agreement.

(3)
The sum of the delivery quantities at delivery point(s) shall be equal to Shipper's MDQ.

(4)
Cheyenne Plains shall install delivery facilities to Southern Star with meter capacities capable of flowing 560 MDth provided the delivery pressure equals or exceeds 810 p.s.i.g. (recognizing that the current take-away capacity at the proposed point of interconnection with Southern Star is approximately 400 MDth per Day). Cheyenne Plains shall install delivery facilities to ANR, PEPL, NNG and NGPL with meter capacities capable of flowing the lesser of (i) the maximum deliverability of the Cheyenne Plains pipeline at the point of interconnection, or (ii) the current take-away capacity at the point of interconnection, or (iii) 1000 MDth (provided the delivery pressure equals or exceeds 810 p.s.i.g.).

Exhibit "B"
Firm Transportation Service Agreement
between
Cheyenne Plains Gas Pipeline Company, L.L.C.
and
OGE Energy Resources, Inc.
Dated: April 14, 2004, amended and restated as of: April 1, 2006

Primary Receipt Point(s)	Primary Delivery Point(s)	Reservation Rate	Commodity Rate	Term of Rate	Fuel Reimbursement	Surcharges
As listed on Exhibit "A"	As listed on Exhibit "A"	(Note 1)	(Note 1)	4/01/06-3/31/15	(Note 2)	(Note 3)
Secondary Receipt Point(s)	Secondary Delivery Point(s)	Reservation Rate	Commodity Rate	Term of Rate	Fuel Reimbursement	Surcharges
All	All	(Note 1)	(Note 1)	4/01/06-3/31/15	(Note 2)	(Note 3)

NOTES:

(1)
Shipper shall pay negotiated reservation rates of $10.3417 per month. (The monthly reservation charge is equivalent to a rate of $0.34 per Dth per day on a 100% load factor basis.) Under the negotiated rates, there will be no commodity or usage charge, unless Transporter is required by the FERC to assess such a commodity charge, in which event the commodity charge shall be set at the minimum permissible level, and the reservation rate described above shall be reduced to a level that causes the combined commodity and reservation rates to equal a 100% load factor rate of $0.34. Should the FERC or a court with jurisdiction issue a ruling that has the effect of prohibiting Transporter from collecting, or penalizing Transporter for collecting the rates and revenues provided for herein, then the parties agree to enter into a substitute lawful arrangement, such that the parties are placed in the same economic position as if Transporter had collected such rates. The negotiated rate shall be applicable to revised primary receipt or delivery points, and Transporter shall agree to all requests for changes to primary receipt or delivery point changes if capacity is available at such points and the change can be made without adversely affecting system operations or other firm obligations.

(2)
From the first day the Pipeline is ready to free flow gas until the first day of the month following the date the Pipeline is fully operational, no fuel will be consumed in pipeline operations. Accordingly, during such period the fuel reimbursement shall be limited to a collection of lost and unaccounted for gas. Following the first day of the month following the date the Cheyenne Plains Pipeline is fully operational Fuel Reimbursement shall be as stated on Transporter's Statement of Rates sheet in the Tariff, as they may be changed from time to time, unless otherwise agreed between the Parties.

(3)
Surcharges, if applicable: All applicable surcharges, unless otherwise specified, shall be the maximum surcharge rate as stated on the Statement of Rates sheet, as they may be changed from time to time, unless otherwise agreed to by the Parties.